Exhibit 99.1

FOR:	AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS SECOND QUARTER FISCAL 2021 RESULTS

Plymouth Meeting, Pennsylvania, December 8, 2020 – AMREP Corporation (NYSE: AXR) today reported net income of $798,000, or $0.10 per share, for its 2021 fiscal second quarter ended October 31, 2020 compared to a net loss of $2,169,000, or $0.27 per share, for the same period of the prior year. For the first six months of 2021, AMREP had net income of $1,391,000, or $0.17 per share, compared to a net loss of $2,365,000, or $0.29 per share, for the same period of 2020. During the second quarter of 2020, AMREP recognized a non-cash pre-tax settlement charge of $2,929,000 due to AMREP’s defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2020	2019

Revenues	$9,256,000	$3,960,000

Net income (loss)	$798,000	$(2,169,000)

Income (loss) per share – Basic and Diluted	$0.10	$(0.27)

Weighted average number of common shares outstanding - basic	8,122,000	8,129,000
Weighted average number of common shares outstanding - diluted	8,152,000	8,129,000

	Six Months Ended October 31,
	2020	2019

Revenues	$13,462,000	$8,727,000

Net income (loss)	$1,391,000	$(2,365,000)

Income (loss) per share – Basic and Diluted	$0.17	$(0.29)

Weighted average number of common shares outstanding - basic	8,136,000	8,125,000
Weighted average number of common shares outstanding - diluted	8,168,000	8,125,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).